Exhibit 99.1

CarMax Announces Commitment to Net Zero Carbon Emissions by 2050
Targeting 50% reduction of GHGs by 2025

RICHMOND, VA (March 18, 2021) – CarMax, Inc. (NYSE: KMX), the nation’s largest retailer of used cars, today announced its commitment to achieve net zero carbon emissions by 2050. The commitment is part of CarMax’s overall efforts to reduce its environmental impact and to align with the climate change mitigation goals set out by the Paris Agreement. The company has already made meaningful reductions to its carbon footprint and is targeting a 50% reduction of greenhouse gas (GHG) emissions by 2025, compared with a 2018 baseline.
CarMax is focusing its initial efforts on a two-pronged strategy: Scope 1 emissions: Reducing the company’s own emissions; and Scope 2 emissions: Increasing the share of renewable energy in the company’s overall electricity supply (Scopes 1 and 2 as defined by the Paris Agreement1).

These efforts are expected to include:
•Avoiding and reducing emissions through energy conservation measures;
•Applying on and off-site renewable energy generation;
•Implementing renewable energy procurement strategies, i.e.; renewable supply contracts, power purchase agreements; and
•If necessary, purchasing verified and socially beneficial offsets.

“At CarMax, ‘do the right thing’ is one of our values. We believe that our goal to achieve net zero by 2050 demonstrates our commitment to address the challenge of climate change,” said CarMax CEO Bill Nash. “We have a clear roadmap to meet the target of a 50% reduction by 2025, and a number of steps are already underway toward that goal. Longer term, we will be evaluating all aspects of our business to see what additional measures we can take to achieve our 2050 goal.”

In addition to its net zero initiative, CarMax is focusing on the expanding market for electric vehicles (EVs). “We intend to be a leader in offering used EV vehicles as the market evolves and grows,” said Nash. To that end, the company expects to invest in training, tools, and internal infrastructure to strengthen its ability to service and recondition EVs to its high standards.

CarMax will publish its 2021 Responsibility Report at the end of May on its website https://socialresponsibility.carmax.com which will provide more information on CarMax’s net zero efforts and other ESG topics. In addition, CarMax is in the process of evaluating Scope 3 value chain emissions.

About CarMax
CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. CarMax also provides a variety of vehicle delivery methods, including home delivery, contactless curbside pickup and appointments in its stores. During the fiscal year ending February 29, 2020, CarMax sold more than 830,000 used cars and more than 465,000 wholesale vehicles at its in-store auctions. CarMax has 220 stores, over 25,000 Associates, and is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Media Contact
pr@carmax.com

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,”
1 CarMax’s net zero strategy is guided by the Paris Agreement’s framework of Scopes 1, 2, and 3. Scope 1 covers all direct emissions from an organization, Scope 2 refers to indirect emissions generated by electricity suppliers, and Scope 3 covers all other indirect emissions.

“expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in general or regional U.S. economic conditions.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Our inability to realize the benefits associated with our omni-channel initiatives.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•Significant changes in prices of new and used vehicles.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•Factors related to the regulatory and legislative environment in which we operate.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•The failure of or inability to sufficiently enhance key information systems.
•The performance of the third-party vendors we rely on for key components of our business.
•The effect of various litigation matters.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The failure or inability to realize the benefits associated with our strategic investments.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The volatility in the market price for our common stock.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #